Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Brian D. Keogh 425/453-9400

ESTERLINE TECHNOLOGIES TO ACQUIRE BAE SYSTEMS'
ELECTRONIC WARFARE PASSIVE EXPENDABLES DIVISION

Move Will Further Expand Esterline's Position in Military Advanced Materials

      BELLEVUE, Wash., July 15, 2002--Esterline Technologies (NYSE/ESL http://www.esterline.com), a leading specialty manufacturer for aerospace/defense and electronics markets, today announced that it has reached a definitive agreement to acquire the Electronic Warfare Passive Expendables Division of BAE SYSTEMS North America.

      Esterline has signed an asset purchase agreement to acquire the BAE division, which consists of two businesses; one located at Lillington, North Carolina, another at East Camden, Arkansas. At the Lillington facility, approximately 65 employees produce radar countermeasure chaff used by aircraft to help protect against radar-guided missiles.  At East Camden, about 235 employees produce a variety of aircraft-dispensable flares designed to protect against infrared-guided missiles.

      Closing of the sales agreement, negotiated at $67.5 million in cash, is expected within sixty days and is contingent upon Hart-Scott-Rodino and other governmental approvals.

      Robert W. Cremin, Esterline CEO, said, "...this acquisition is a perfect fit with our long-standing and growing position in aerospace/defense advanced materials." He said, "...we are very familiar with the acquired technologies and manufacturing techniques, which are especially compatible with those of our Armtec Defense Products subsidiary."

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Page 2-ESTERLINE TO ACQUIRE BAE SYSTEMS' ELECTRONIC WARFARE PASSIVE EXPENDABLES DIVISION

      Southern California-based Armtec is the world's leading manufacturer, and the U.S. Army's sole source provider, of combustible ordnance products primarily for tank, artillery, and mortar ammunition.

      Cremin said, "...we plan to maximize the benefits of the relationship between the two new operations, Armtec and our other specialized advanced materials operations in order to grow this business."

      Esterline will fund the acquisition from internally generated cash. Cremin said Esterline will continue to operate both the new facilities as divisions of Armtec and anticipates no significant changes in operations or personnel.

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